Exhibit 3.7(b)

Document must be filed electronically. Paper documents will not be accepted. Document processing fee Fees & forms/cover sheets are subject to change. To access other information or print copies of filed documents, visit www.sos.state.co.us and select Business.	$25.00	Colorado Secretary of State Date and Time: 07/16/2010 12:25 PM ID Number: 20091420920 Document number: 20101398935 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-80-209 of the Colorado Revised Statutes (C.R.S.)

ID number:		20091420920

1.	Entity name:	EchoStar Broadband I L.L.C
(If changing the name of the limited liability company, indicate name BEFORE the name change)

2.	New Entity name:
	(if applicable)	EchoStar Government Services L.L.C.

3.	Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ “bank” or “trust” or any derivative thereof ☐ “credit union” ☐ “savings and loan” ☐ “insurance”, “casualty”, “mutual”, or “surety”

4.	Other amendments, if any, are attached.

5.	If the limited liability company’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the limited liability company’s period of duration as amended is perpetual, mark this box: ☒

6.	(Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

7.	Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Strickland	Tracy	A.
(Last)	(First)	(Middle)	(Suffix)
P.O. Box 6655
(Street name and number or Post Office Box information)

Englewood	CO	80155
(City)	(State)	(Postal/Zip Code)
United States
(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box  ☐  and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.